As filed with the Securities and Exchange Commission on May 8, 2026

Registration No. 333-255040

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Cantaloupe, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2679963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1743 Maplelawn Drive Troy, Michigan	48084
(Address of principal executive offices)	(Zip Code)

Brittany Westerman
Chief Operating Officer
365 Retail Markets, LLC
1743 Maplelawn Drive
Troy, Michigan 48084
(888) 365-7382
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

James R. Griffin, Esq.
David Gail, Esq.
Claudia Lai, Esq.
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
(214) 746-7700

and

Ramona Y. Nee, Esq.
Weil, Gotshal & Manges LLP
100 Federal Street, Floor 34
Boston, Massachusetts 02110
(617) 772-8300

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment no. 1 (this “Post-Effective Amendment No. 1”) relates to Registration Statement No. 333-255040 on Form S-3 (the “Registration Statement”), filed by Cantaloupe, Inc. (f/k/a USA Technologies, Inc.), a Pennsylvania corporation (“Cantaloupe”), with the U.S. Securities and Exchange Commission on April 5, 2021, registering (i) an indeterminate number of shares of Cantaloupe’s securities, which together had an initial aggregate offering price not to exceed $100,000,000, which consisted of (a) shares of common stock of Cantaloupe, without par value (“Common Stock”), (b) shares of preferred stock of Cantaloupe, without par value, (c) debt securities, (d) warrants, (e) units and (f) subscription rights, and (ii) the resale of up to 5,730,000 shares of Common Stock.

On May 8, 2026, pursuant to the Agreement and Plan of Merger, dated as of June 15, 2025 (the “Merger Agreement”), by and among Cantaloupe, 365 Retail Markets, LLC, a Delaware limited liability company (“Parent”), Catalyst Holdco I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Holdco”), Catalyst Holdco II, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco (“Holdco II”), and Catalyst MergerSub Inc., a Delaware corporation and wholly-owned subsidiary of Holdco II (“Merger Subsidiary”), Merger Subsidiary merged with and into Cantaloupe (the “Merger”), with Cantaloupe surviving the Merger as a wholly-owned subsidiary of Holdco II. At the effective time of the Merger (the “Effective Time”), and by virtue of the Merger, each share of Common Stock that was outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned by Cantaloupe or any subsidiary of Cantaloupe as treasury stock (including all shares of Series A Convertible Preferred Stock, without par value, of Cantaloupe redeemed by Cantaloupe in accordance with the terms of the Merger Agreement) or owned by Parent, Holdco, Holdco II, Merger Subsidiary or any other subsidiary of Parent (which were automatically canceled at the Effective Time for no consideration), and (ii) shares of Common Stock contributed to Parent, Holdco, Holdco II or Merger Subsidiary by certain shareholders of Cantaloupe prior to the Effective Time (“Rollover Shares”), which were subject to the treatment specified under the rollover agreement applicable to such Rollover Shares immediately prior to the Effective Time, and were automatically canceled at the Effective Time for no consideration) was canceled and converted into the right to receive $11.20 in cash, without interest.

The foregoing summary of the Merger and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement.

In connection with the Merger, Cantaloupe has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Cantaloupe in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance and remain unsold at the termination of such offering, Cantaloupe hereby removes from registration by means of this Post-Effective Amendment No. 1 all of the securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on May 8, 2026.

CANTALOUPE, INC.

By:	/s/ Brittany Westerman
Name:	Brittany Westerman
Title:	Vice President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.